                                        CUSIP NO. 88554G109
                                        ----------------------------------------
                                        ----------------------------------------
                                        4OMB APPROVAL
                                        ----------------------------------------
                                        OMB Number:. . . . . . . . . . 3235-0145
                                        Expires: . . . . . . . .October 31, 1994
                                        Estimated average
                                        burden hours per form. . . . . . . 14.90
                                        ----------------------------------------
                                        ----------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Initial Filing)*

                                3DX TECHNOLOGIES
--------------------------------------------------------------------------------
                                 Name of Issuer


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    88554G109
--------------------------------------------------------------------------------
                                  CUSIP Number


               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications


                                  APRIL 2, 1997
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                       CUSIP NO. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
 NUMBER OF               -------------------------------------------------------
  SHARES                 8    SHARED VOTING POWER
BENEFICIALLY                  188,400
   OWNED                 -------------------------------------------------------
  BY EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                    0
PERSON WITH              -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              188,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     188,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     2.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

                                                       CUSIP NO. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors, LTD.
     Tax I.D. 94-3108651
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    188,400 (includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     See Item 5.)
 REPORTING               -------------------------------------------------------
PERSON WITH              9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              188,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     188,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     2.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------

                                                       CUSIP NO. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund
     Tax I.D.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
 NUMBER OF               -------------------------------------------------------
  SHARES                 8    SHARED VOTING POWER
BENEFICIALLY                  40,000
   OWNED                 -------------------------------------------------------
  BY EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                    0
PERSON WITH              -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              40,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     40,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     .6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

                                                       CUSIP NO. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Natural Resources Fund
     Tax I.D.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
 NUMBER OF               -------------------------------------------------------
  SHARES                 8    SHARED VOTING POWER
BENEFICIALLY                  156,000
   OWNED                 -------------------------------------------------------
  BY EACH                9    SOLE DISPOSITIVE POWER
 REPORTING                    0
PERSON WITH              -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              156,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     156,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     2.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

                                                       CUSIP NO. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    384,400 includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     Includes shares held of record by The Robertson
 REPORTING                    Stephens Orphan Offshore Fund of which Robertson,
PERSON WITH                   Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.
                              See Item 5.)
                         -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              384,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    384,400 includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     Includes shares held of record by The Robertson
 REPORTING                    Stephens Orphan Offshore Fund of which Robertson,
PERSON WITH                   Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.
                              See Item 5.)
                         -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              384,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

Cusip No. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC & PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    384,400 includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     Includes shares held of record by The Robertson
 REPORTING                    Stephens Orphan Offshore Fund of which Robertson,
PERSON WITH                   Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.
                              See Item 5.)
                         -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              384,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    384,400 includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     Includes shares held of record by The Robertson
 REPORTING                    Stephens Orphan Offshore Fund of which Robertson,
PERSON WITH                   Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.
                              See Item 5.)
                         -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              384,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    384,400 includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     Includes shares held of record by The Robertson
 REPORTING                    Stephens Orphan Offshore Fund of which Robertson,
PERSON WITH                   Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.
                              See Item 5.)
                         -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              384,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    384,400 includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     Includes shares held of record by The Robertson
 REPORTING                    Stephens Orphan Offshore Fund of which Robertson,
PERSON WITH                   Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.
                              See Item 5.)
                         -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              384,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Cusip No. 88554G109
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 88554G109
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)/ /
                                                                  (b)/X/
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
                              0
                         -------------------------------------------------------
                         8    SHARED VOTING POWER
 NUMBER OF                    384,400 includes shares held of record by The
  SHARES                      Robertson Stephens Orphan Fund of which Robertson,
BENEFICIALLY                  Stephens & Co. Investment Management, L.P. and
   OWNED                      Bayview Investors, Ltd. are the General Partners.
  BY EACH                     Includes shares held of record by The Robertson
 REPORTING                    Stephens Orphan Offshore Fund of which Robertson,
PERSON WITH                   Stephens & Co. Investment Management, L.P. is the
                              General Partner.  Included shares held of record
                              by the Robertson Stephens Global Natural Resources
                              Fund of which Robertson Stephens & Co Investment
                              Management L.P. is investment adviser.
                              See Item 5.)
                         -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              0
                         -------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER
                              384,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     384,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 88554G109

ITEM 1.   SECURITY AND ISSUER.

     This Schedule 13D is filed with respect to the Common Stock of 3DX Technologies, Inc. (The "Company") whose principal offices are located at 12012 Wickchester, Suite 250, Houston, TX 77079-1208.

ITEM 2:   IDENTITY AND BACKGROUND.

     The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Orphan Offshore Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), The Robertson Stephens Global Natural Resources Fund and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this 13D was made by three investment funds, The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund and the Robertson Stephens Global Natural Resources Fund.


     This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

     Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I.     (a)  The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors LTD. are the General Partners.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)   No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

II.    (a)  The Robertson Stephens Orphan Offshore Fund is a Cayman Islands
            limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

Cusip No. 88554G109

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

III.   (a)  Robertson Stephens Global Natural Resources Fund, A Massachusetts
            Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.


IV.    (a)  Bayview Investors LTD., is a California limited partnership.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

V.     (a)  Robertson, Stephens & Company, Incorporated, is a California
            Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Corporation, Investment Banking.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

VI.    (a)  Paul H. Stephens.

Cusip No. 88554G109

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

VII.   (a)  Sanford R. Robertson.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

VIII.  (a)  Michael G. McCaffery.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

IX.    (a)  G. Randy Hecht.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

Cusip No. 88554G109

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

X.     (a)  Kenneth R. Fitzsimmons.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

ITEM 3:   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:   PURPOSE OF TRANSACTION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:   INTEREST IN SECURITIES OF THE ISSUER.

          (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:


                                                            No. of Shares
     Name of                                                Beneficially        Percentage of
     Beneficial Owner                                       Owned               Class(1)
     ----------------------------------------------------------------------------------------
     The Robertson Stephens Orphan Fund                     188,400 (2)              2.6%
     The Robertson Stephens Orphan Offshore Fund             40,000 (3)               .6%
     The Robertson Stephens Global Natural Resources Fund   156,000 (4)              2.2%
     Robertson Stephens & Co Investment Mngmnt L.P.         384,400 (5)              5.3%
     Bayview Investors LTD                                  188,400 (6)              2.6%
     Robertson Stephens & Co. Incorporated                  384,400 (7)              5.3%
     Paul H. Stephens                                       384,400 (8)              5.3%
     Sanford R. Robertson                                   384,400 (9)              5.3%
     Michael G. McCaffery                                   384,400 (10)             5.3%
     G. Randy Hecht                                         384,400 (11)             5.3%
     Kenneth R. Fitzsimmons                                 384,400 (12)             5.3%

Cusip No. 88554G109

(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 7,216,177 shares of Common Stock of the Issuer outstanding as of April 19, 1997.

(2)  The Robertson Stephens Orphan Fund is a California limited partnership.

(3)  The Orphan Offshore Fund is a Cayman Islands limited partnership.

(4) The Robertson Stephens Global Natural Resources Fund is a registered investment company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(5) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Orphan Offshore Fund, and is deemed to have shared dispositive power over 384,400 shares of the Company.

(6) Bayview Investors, Ltd. is a California Limited Partnership, and as General Partner of The Robertson Stephens Orphan Fund and is deemed to have shared dispositive power over 188,400 shares of the Company.

(7) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 384,400 shares of the Company.

(8) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 384,400 shares of the Company. He is also a shareholder of Robertson, Stephens & Company Inc.

(9) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 384,400 shares of the Company held by the Funds.

(10) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 384,400 shares of the Company held by the Funds.

(11) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 384,400 shares of the Company held by the Funds.

(12) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 384,400 shares of the Company held by the Funds.

Cusip No. 88554G109

     (c) The following is a list of transactions by the filing parties in the last 60 days.


           Entity                Date      Shares     Price      Transaction
           ------                ----      ------     -----      -----------

     Global Natural Resources     4/2/97     50,000    8.13    open mkt purchase

     Global Natural Resources     4/2/97      6,000    8.25    open mkt purchase

     Orphan Fund                  4/2/97     50,000    8.13    open mkt purchase

     Orphan Fund                  4/2/97      4,000    8.25    open mkt purchase

     Orphan Fund                  4/2/97     21,000    8.70    open mkt purchase


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.


          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

Cusip No. 88554G109

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    May 7, 1997

          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
          PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS GLOBAL NATURAL RESOURCES FUND, A REGISTERED INVESTMENT COMPANY
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

Cusip No. 88554G109


               Paul H. Stephens*
               -----------------
               Paul H. Stephens

               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons




*By:
          -----------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed

Cusip No. 88554G109

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of CD Radio, Inc. held by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., and Robertson, Stephens & Company, Incorporated.

Dated:    May 7, 1997


          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS ORPHAN OFFSHORE FUND, A CAYMAN ISLANDS LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

Cusip No. 88554G109

          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               -----------------
               Paul H. Stephens

               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons





*By
          -----------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed